OPTION AGREEMENT

Dated as of January 10, 2017

This Option Agreement in executed as of the date first set forth above, by and between EXOLifestyle, Inc., a Nevada corporation (the “Company”) and Sloan McComb (“Optionee”).

Whereas, the Company desires to grant to Optionee and Optionee desires to accept from the Company an option to purchase five million (5,000,000) shares of common stock, par value $0.0001 per share of the Company (the “Option Shares”) upon the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the premises, mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (individually, a “Party” and collectively, the “Parties”) hereby agree as follows:

1. Option; Purchase Price. Subject to the terms and conditions herein, the Company hereby grants to Optionee the option (the “Option”), exercisable at any time during the 10 year period following the date hereof (the “Option Period”), to purchase, in one or more closings, the Option Shares at an exercise price of $0.02 per Option Share.

2. Vesting and Exercisability Schedule. No portion of the Option may be exercised until such portion shall have vested and thus become exercisable. The Option shall vest and shall be exercisable with respect to the following number of Option Shares on the dates indicated:

Incremental Number of Option Shares	Vesting and Exercisability Date

2,500,000 (50%)	July 10, 2017

2,500,000 (50%)	January 10, 2018

Once vested and exercisable, this Option shall continue to be exercisable at any time or times prior to the close of business on the last day of the Option Period, subject to the provisions hereof.

3. Exercise of Option. The Option granted hereunder shall be deemed exercised when (i) Optionee indicates her decision to do so in writing to the Company pursuant to delivery of a Notice of Exercise of Stock Option in the form as attached hereto as Exhibit A (the “Notice”) and such Notice is received by the Company, and (ii) Optionee provides to the Company payment for the Option Shares to be so acquired as set forth herein.

4. Forfeiture of Option. The Parties acknowledge and agree that the Optionee is a party to that certain Employment Agreement, dated on or about December 22, 2015, by and between Optionee and EXO:EXO, Inc. (“EXO”), a subsidiary of the Company (the “Employment Agreement”). In the event that either (i) Optionee’s employment with EXO is terminated by EXO for Cause (as defined in the Employment Agreement) or (i) Optionee’s employment with EXO is terminated by Optionee without Good Reason (as defined in the Employment Agreement), then the Option, to the extent not already vested as set forth in Section 2 as of the date of such termination of employment, shall immediately be forfeited without any further action of the Parties and shall be of no further force or effect and the Company shall retain any unpurchased Option Shares. In the event that Optionee’s employment is changed to be by the Company or another subsidiary of the Company following the date hereof, this Section 4 shall be deemed automatically modified to replace EXO with the Company or such other subsidiary, as applicable.

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5. Termination of Option; No Impact on Waiver. To the extent not previously forfeited pursuant to Section 4, if Optionee fails to exercise the Option to purchase all or any of the Option Shares by 4:00 p.m. on the last day of the Option Period, the Option shall terminate and be of no further force or effect, and the Company shall retain any unpurchased Option Shares.

6. Payment. Payment for the Option Shares shall be made by wire transfer, against delivery of the Option Shares to be purchased at a place and at a time agreed upon between the Company and Optionee, which shall be no later than two (2) business days after the Company’s receipt of the Notice from Optionee.

7. Miscellaneous Provisions

(a) Entire Agreement; Modification; Waiver; Scope of Agreement. This Agreement constitutes the entire agreement among the Parties hereto with respect to, and supersedes all other agreements relating to, the subject matter contained herein. This Agreement can be modified or changed only by a written instrument signed by the Parties. A Party’s waiver of enforcement of any of the terms or conditions of this Agreement will be effective only if in writing.

(b) Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent may be given or withheld in such other Party’s sole discretion.

(c) Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada, without giving effect to principles of conflicts of law thereunder. Each of the Parties submits to the jurisdiction of the state and/or federal court sitting in Palm Beach County, Florida as the situs of any claim(s) in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined by any such court. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

(d) Attorneys’ Fees. In the event that either Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

(e) Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email with return receipt requested and received, by overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Optionee, to:

Sloan McComb

__________________

__________________

__________________

Email: _____________________

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If to the Company, to:

EXOLifestyle, Inc.

136 NW 16th Street

Boca Raton, FL 33432

Attn: Vaughan Dugan

Email: v.dugan@pfhospitalitygroup.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email and return receipt is requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

(f) Third Party Beneficiaries. This Agreement is strictly between the Company and Optionee and no other person or entity shall be deemed to be a third party beneficiary of this Agreement.

(g) Expenses. Each Party will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated hereby.

(h) Further Assurances. Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each Party also agrees that it shall use its reasonable best efforts to execute such additional documents and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EXOLifestyle, Inc.
A Nevada corporation

By:	/s/ Vaughan Dugan
Name:	Vaughan Dugan
Title:	Chief Executive Officer

Sloane McComb

By:	/s/ Sloan McComb
Sloane McComb

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Notice of Exercise of Stock Option

Cash Payment of Exercise Price

Ladies and Gentlemen:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise the stock option granted to me by EXOLifestyle, Inc., a Nevada corporation (the “Company”) on January 10, 2017 pursuant to the Option Agreement between the Company and myself, dated as of such date (the “Agreement”). Pursuant to the terms of the Agreement and such option(s), I wish to purchase ________________ shares of the common stock of the Company covered by such option(s) at the exercise price(s) of $0.02 per share. Enclosed is a check for $____________ in full payment of the exercise price. These shares should be registered and delivered as follows:

Name:	Sloan McComb

Address:

Social Security Number:

I represent that I: (i) am acquiring these shares for the purpose of investment and not with a view to distribution and will not dispose of such shares in any manner that would involve a violation of applicable securities laws; (ii) have been advised and understand that these shares have not been registered under the Securities Act of 1933 (the “Act”), are “restricted securities” within the meaning of Rule 144 under the Act, are subject to restrictions on transfer and that the Company is under no obligation to register these shares under the Act or to take any action which would make available to me any exemption from such registration; and (iii) understand that the certificates for such shares shall bear an appropriate legend restricting transfer in accordance with applicable securities laws.

I also confirm my understanding that the grant of the options to me is subject to all provisions, including the non-transferability and transfer restrictions, set forth in the Agreement.

Dated: ______________, 20___	By:

	Name:	Sloan McComb

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